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                                                                     Exhibit 23
To United Stationers Inc.:

We are aware that United Stationers Inc.'s Form 10-Q for the quarter ended November 30, 1993, which includes our report dated January 5, 1994, covering the unaudited interim financial information contained therein, is incorporated by reference into its previously filed Registration Statements on Form S-8 (File Nos. 2-77628, 33-4729 and 33-32453) and into the previously filed Registration Statement on Form S-3 (File No. 33-28251) of United Stationers Inc. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the Registration Statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.






                                            /s/ ARTHUR ANDERSEN & CO.
                                           ---------------------------

Chicago, Illinois,
January 11, 1994